                                                                    Exhibit 11.0



                             NATIONAL REALTY, L.P.
                       COMPUTATION OF EARNINGS PER UNIT


                                                For the Years Ended December 31,
                                            --------------------------------------------
                                                1998            1997            1996
                                            ------------    ------------    ------------
                                              (dollars in thousands, except per unit)
Income (loss) before extraordinary
  gain..................................    $   47,491      $    8,718      $     (375)

Less - General Partners' 1.99%
  interest..............................           945             173              (7)
                                            ----------      ----------      ----------

Income (loss) allocable to Limited
  Partners..............................    $   46,546      $    8,545            (368)
                                            ==========      ==========      ==========


Earnings per unit

Net income (loss).......................    $     7.36      $     1.35      $     (.06)
                                            ==========      ==========      ==========


Weighted average units of limited
 partner interest used in computing
 earnings per unit......................     6,321,425       6,327,418       6,387,270
                                            ==========      ==========      ==========